Exhibit 10.2

TENTH AMENDMENT
to
Employment Agreement

This Tenth Amendment to Employment Agreement (the "Tenth Amendment"), is being entered into effective September 12, 2017 by and between ImageWare Systems, Inc., a Delaware corporation (the "Company") and Mr. S. James Miller, Jr. (the "Executive").

WHEREAS, the Company and Executive entered into an Employment Agreement dated as of September 27, 2005 and subsequently amended on September 27, 2008, April 6, 2009, December 10, 2009, March 10, 2011, January 31, 2012, November 1, 2013, January 9, 2015, December 14, 2015, and on October 20, 2016 (as amended, the "Employment Agreement");

WHEREAS, the Executive continues to perform valuable services for the Company and the Company desires to assure itself of the continuing services of Executive; and

WHEREAS, in consideration of the foregoing and in order to amend the terms of the Agreement and to provide for the continued services of the Executive in accordance with the present intent of the Company and the Executive.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, receipt of which is hereby acknowledged, and in further consideration of the mutual covenants contained in the Employment Agreement, the parties do hereby agree that the Employment Agreement is hereby amended as follows:

1.
Section "2. Term of Agreement” strike the language "continue until December 31, 2017" and replace it with "continue until December 31, 2018".

2.
Except as expressly amended herein, the Employment Agreement shall continue and be in full force in all respects.

/s/ David Carey	/s/ S. James Miller, Jr.
ImageWare Systems, Inc. By: David Carey, Chaiman of Compensation Committee on behalf of IWS Board of Directors	S. James Miller, Jr.